Exhibit 99.1

Noodles & Company Commences Proposed Offering of Common Stock

BROOMFIELD, Colo., December 2, 2013 (GLOBE NEWSWIRE) - Noodles & Company (NASDAQ: NDLS) today announced that it has commenced the previously announced public offering of its Class A common stock (the “Offering”). In the Offering, which is subject to market and other conditions, the Company and certain of the Company’s stockholders intend to offer 4,500,000 shares of Class A common stock for sale and grant the underwriters the right to purchase up to 675,000 additional shares from the Company and certain of the Company’s stockholders, solely to cover over-allotments, if any. All of the shares in the Offering are being offered by selling stockholders, except for up to approximately 123,000 shares being offered by the Company in the Offering (including the over-allotment option) the proceeds of which will be used by the Company to repurchase the same number of shares from certain of its officers (the “Repurchase”).

Morgan Stanley & Co. LLC (“Morgan Stanley”) and UBS Securities LLC (“UBS”) are acting as lead joint book-running managers for the Offering. Jefferies LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray & Co., Robert W. Baird & Co. Incorporated and RBC Capital Markets, LLC are acting as book-running managers.

The Company also announced today that Morgan Stanley and UBS , the lead book-running managers in the Company’s recent initial public offering of 5,357,143 shares of its Class A common stock, are waiving a lock-up restriction with respect to 225,637 shares of the Company’s Class A common stock held by certain officers and directors of the Company. The waiver will take effect on December 5, 2013, and shall only apply to the sale of such shares of Class A common stock in the Offering and the Repurchase.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. The Offering will be made only by means of a prospectus. A preliminary prospectus relating to the Offering has been filed with the Securities and Exchange Commission and is available on its web site, http://www.sec.gov/.

Copies of the preliminary prospectus also may be obtained from: Morgan Stanley & Co. LLC at 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department or from UBS Securities LLC at 299 Park Avenue, New York, New York 10171.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 372 locations system-wide in 29 states and the District of Columbia as of November 15, 2013. Known as Your World Kitchen, Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the spicy Indonesian Peanut Saute, Med Salad with naturally raised pork and creamy Wisconsin Mac & Cheese.

Media Contact:
Kristina Jorge
(646) 277-1234
press@noodles.com

Investor Relations:
investorrelations@noodles.com